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                                                                    Exhibit 12.1

                           HUNTSMAN ICI HOLDINGS LLC

                       RATIO OF EARNINGS TO FIXED CHARGES

                           Predecessor                    Huntsman Specialty                        Huntsman ICI
                   ----------------------------- ------------------------------------ ----------------------------------------
                                                                                                                   Pro Forma
                     Year Ended      Ten Months   Ten Months      Year     Six Months Three Months      Year      Nine Months
                    December 31,       Ended        Ended        Ended       Ended        Ended        Ended         Ended
                   ---------------- February 28, December 31, December 31,  June 30,  September 30, December 31, September 30,
                   1994  1995  1996     1997         1997         1998        1999        1999          1998         1999
                   ----  ----  ---- ------------ ------------ ------------ ---------- ------------- ------------ -------------
                                                             (dollars in millions)
Fixed Charges:
 Interest Expense
 (includes
 amortization of
 deferred
 financing
 costs)..........  $--   $--   $--      $--          $35          $40         $18         $ 70          $295         $225
 Interest portion
 of rent
 expense.........   --     5    11                    --           --          --            2             2            2
                   ---   ---   ---      ---          ---          ---         ---         ----          ----         ----
Total Fixed
Charges..........  $ 0   $ 5   $11      $ 0          $35          $40         $18           72          $297         $227
                   ===   ===   ===      ===          ===          ===         ===         ====          ====         ====
Earnings:
 Income from
 operations
 operation before
 taxes...........  $(9)  $(2)  $19      $(6)         $ 5          $15         $35         $ 45          $(45)        $ 59
Fixed Charges:       0     5    11        0           35           40          18           72           297          227
 Less:
 Minority
 interest in pre-
 tax income of
 subsidiaries....   --    --    --       --           --           --          --         $  1             2         $  1
                   ---   ---   ---      ---          ---          ---         ---         ----          ----         ----
Total Earnings...  $(9)  $ 3   $30      $(6)         $40          $55         $53         $118          $254         $287
                   ===   ===   ===      ===          ===          ===         ===         ====          ====         ====
 Ratio of
 Earnings to
 Fixed Charges...   --   0.6   2.7       --          1.1          1.4         2.9x         1.6x          0.9x         1.3x
 Deficiency of
 Earnings to
 Fixed Charges...   --   $ 2            $ 6                                                             $ 43
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